Sub-Item 77C: Submission of matters to a vote of security holders

	A Special Meeting of Shareholders of the Trust (the "Meeting") was held on January 9, 2012 to elect five Trustees to the Board of Trustees of the Trust ("the Proposal"). All Trust shareholders of record at the close of business on October 31, 2011 were entitled to attend or submit proxies. As of the record date, the Trust had 151,832,481.8593 shares outstanding. At the Meeting, shareholders elected the five nominees to serve as Trustees of the Board of Trustees of the Trust. The results of the voting for the Proposal were as follows:

Election of Trustees


ROBERT J. CHRISTIAN

Shares Voted "FOR": 126,582,826.5430
Shares "WITHHELD": 652,065.1910


IQBAL MANSUR

Shares Voted "FOR": 126,578,117.5430
Shares "WITHHELD: 656,774.1910


DONALD J. PUGLISI

Shares Voted "FOR": 126,555,389.5430
Shares "WITHHELD": 679,502.1910


STEPHEN M. WYNNE

Shares Voted "FOR": 119,061,522.5430
Shares "WITHHELD": 8,173,369.1910


NANCY B. WOLCOTT

Shares Voted "FOR":126,724,200.5430
Shares "WITHHELD": 510,691.1910